EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 pertaining to the 2003 Israeli Stock Option Plan, as amended, and to the incorporation by reference therein of our report dated April 7, 2014, with respect to the consolidated financial statements of Attunity Ltd and its subsidiaries, included in its Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel June 2, 2014	/s/ Kost, Forer, Gabbay & Kassierer Kost, Forer, Gabbay & Kassierer A Member of Ernst & Young Global